Exhibit 10.24
AMENDMENT NO. 1
TO THE
INVESTMENT AGREEMENT
          This AMENDMENT NO. 1 (“Amendment”) to the Investment Agreement (“Investment Agreement”) dated as of May 20, 2009 by and between PolyMedix, Inc., a Delaware corporation (the “Company”) and Dutchess Equity Fund, LP, a Delaware Limited Partnership (the “Investor”), is dated as of July 8, 2009. Capitalized terms used herein but not defined shall have the meanings set forth in the Investment Agreement.
W I T N E S S E T H:
          WHEREAS, the Company and the Investor entered into the Investment Agreement pursuant to which, upon the terms and subject to the conditions set forth therein, the Investor agreed to invest up to ten million dollars ($10,000,000) to purchase the Company’s common stock; and
          WHEREAS, the parties desire to amend Section 2(J) of the Investment Agreement as provided for herein.
          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
     (1) Section 2(J) of the Investment Agreement shall be amended and restated in its entirety as follows:
(J) LIMITATION ON AMOUNT OF OWNERSHIP. Notwithstanding anything to the contrary in this Agreement, in no event shall the Company be entitled to put Shares to the Investor to the extent that such Shares, which when added to the number of shares of Common Stock beneficially owned (as such term is defined under Section 13(d) and Rule 13d-3 of the 1934 Act) by the Investor, would cause the Investor’s beneficial ownership to exceed 4.99% of the number of shares of Common Stock outstanding (as determined in accordance with Rule 13d-1 of the 1934 Act) on the applicable Closing Date. The percentage limitation set forth in this Section 2(J) shall not be waivable by the Investor; in no event shall the Investor have the right to waive this Section 2(J) and purchase (or refuse to purchase) any Shares in excess of the percentage limitation set forth herein at the Investor’s discretion.
     (2) Except as expressly modified hereby, the Investment Agreement shall remain in full force and effect in accordance with its original terms.
     (3) This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature or an e-mail delivery of a “.pdf” format data file shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original signature.
[Signature Page Follows.]

          IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to the Investment Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

DUTCHESS EQUITY FUND, LP
By:	/s/ Douglas H. Leighton
Name:	Douglas H. Leighton
Title:	Managing Member of: Dutchess Capital Management, LLC General Partner to: Dutchess Equity Fund, LP

POLYMEDIX, INC.
By:	/s/ Edward F. Smith
Name:	Edward F. Smith
Title:	Vice President, Finance Chief Financial Officer
Signature Page to Amendment No. 1 to the Investment Agreement